Exhibit 99.1

 Transformative Combination with First Majestic Silver  Corporate Presentation  September 2024  NYSE/TSX: GATO

 Disclaimer  2  Cautionary Note Regarding Forward-Looking Statements  Certain statements contained herein regarding Gatos Silver Inc. (“Gatos” or the “Company”) and First Majestic Silver Corp. (“First Majestic”) and their respective operations constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws and “forward-looking information” under applicable Canadian securities legislation. These statements relate to future events or the future performance, business prospects or opportunities of Gatos and/or First Majestic that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions made in good faith in light of management’s experience and perception of historical trends, current conditions and expected future developments. Forward-looking statements include, but are not limited to, statements with respect to: closing of the Transaction and the terms and timing related thereto; the anticipated benefits of the Transaction to Gatos, First Majestic and their respective shareholders including increased shareholder value; the timing and receipt of required shareholder, stock exchange and regulatory approvals; satisfaction of the conditions to completion of the Transaction; the anticipated timing of mailing proxy statements and circulars regarding the Transaction; liquidity, enhanced value and capital markets profile of First Majestic; cash flow and revenue estimates; future growth potential for Gatos, First Majestic and their respective businesses; life of mine estimates; the future price of silver and other metals, asset quality and geographic spread; the future price of silver and other metals; the global supply and market for precious metals, revenue, the estimation of mineral reserves and resources; the realization of mineral reserve estimates, and the timing and amount of estimated future production, recovery rates, costs of production and all-in sustaining costs; capital expenditures; costs and timing of the development of new deposits and exploration programs; expected listing of shares on the New York Stock Exchange and the Toronto Stock Exchange; and exploration programs. Assumptions may prove to be incorrect and actual results may differ materially from those anticipated. Consequently, guidance cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon guidance and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur.  Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "plans", “seeks”, “continues”, “projects”, “predicts”, “potential”, “targets”, "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Gatos or First Majestic to be materially different from those expressed or implied by such forward looking statements, including but not limited to: satisfaction or waiver of all applicable closing conditions for the Transaction on a timely basis or at all, including, without limitation, receipt of all necessary shareholder, stock exchange and regulatory approvals or consents and lack of material changes with respect to First Majestic and Gatos and their respective businesses, all as more particularly set forth in the Definitive Agreement; the timing of the closing of the Transaction and the failure of the Transaction to close for any reason; the outcome of any legal proceedings that may be instituted against Gatos or First Majestic Gatos and others related to the Transaction; unanticipated difficulties or expenditures relating to the Transaction; risks relating to the value of the consideration to be issued in connection with the Transaction; the diversion of management’s time on pending Transaction-related issues; the synergies expected from the Transaction not being realized; risks related to the integration of businesses; fluctuations in security markets; the duration and effects of COVID-19, and any other global pandemics on operations and workforce, and the effects on global economies and society; general economic conditions including inflation risks; risks related to international operations; risks related to joint venture operations; actual results of current exploration activities; actual results and costs of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; commodity prices; future prices of metals; possible variations in ore reserves, grade or recovery rates; actual performance of plant, equipment or processes relative to specifications and expectations; accidents; labour relations; relations with local communities; and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; changes in national and local government, legislation, taxation, controls, regulations and political or economic developments; government regulation; operating or technical difficulties in connection with mining or development activities; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding); exchange rate fluctuations; requirements for additional capital; risks relating to the credit worthiness or financial condition of suppliers, refiners and other parties with whom Gatos or First Majestic does business; limitations on insurance coverage; inability to obtain adequate insurance to cover risks and hazards; outcomes of pending litigation; and the presence of laws and regulations that may impose restrictions on mining, including those currently enacted or pending in Mexico, whether or not currently in force; employee relations; relationships with and claims by local communities and indigenous populations; availability and increasing costs associated with mining inputs and labour; the speculative nature of mineral exploration and development, including the risks of obtaining and maintaining necessary licenses, permits and approvals from government authorities; diminishing quantities or grades of mineral reserves as properties are mined; Gatos’ and First Majestic’s title to properties, changes in climate conditions and extreme weather events, as well as those factors discussed in (a) the section entitled "Description of the Business - Risk Factors" in First Majestic’s most recently filed Annual Information Form for the year ended December 31, 2023, available under its profile on www.sedarplus.ca, and as an exhibit to its most recently filed Form 40-F on file with the United States Securities and Exchange Commission in Washington, D.C., available on EDGAR at www.sec.gov/edgar or on First Majestic’s website and (b) the Gatos’ Annual Report on Form 10-K for the year ended December 31, 2023, available on EDGAR at www.sec.gov/edgar or on Gatos’ website. First Majestic is not affirming or adopting any statements or reports attributed to Gatos (including prior mineral reserve and resource declaration) in this presentation or made by Gatos outside of this presentation. Gatos is not affirming or adopting any statements or reports attributed to First Majestic (including prior mineral reserve and resource declaration) in this presentation or made by First Majestic outside of this presentation. Although Gatos and First Majestic have attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. First Majestic and Gatos believe that the expectations reflected in these forward-looking statements are reasonable, but there can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. These statements speak only as of the date hereof. Gatos and First Majestic do not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.  Non-GAAP Financial Performance Measures  This presentation includes reference to certain financial measures which are not standardized measures under the parties’ respective financial reporting frameworks. These measures include all-in sustaining costs (or “AISC”) per payable silver equivalent ounce and free cash flow. The parties believe that these measures, together with measures determined in accordance with GAAP or IFRS, provide investors with an improved ability to evaluate the underlying performance of First Majestic and Gatos. These measures are widely used in the mining industry as a benchmark for performance but do not have any standardized meaning prescribed under IFRS, and therefore they may not be comparable to similar measures disclosed by other companies. The data is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. For a complete description of how Gatos calculates such measures and a reconciliation of certain measures to GAAP terms, please see “Non-GAAP Measures” in Gatos’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 20, 2024, as amended by Amendment No. 1 to such annual report filed with the SEC on May 6, 2024 at www.sec.gov/edgar. For a reconciliation of certain of these measures, see the Appendix at the end of this presentation. For a complete description of how First Majestic calculates such measures and a reconciliation of certain measures to GAAP terms please see “Non-GAAP Measures” in First Majestic’s most recent management discussion and analysis filed on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov/edgar.

 Disclaimer  3  Important Information for Investors and Shareholders about the Transaction and Where to Find It  This presentation is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities of First Majestic or Gatos or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities of Gatos or First Majestic in any jurisdiction in contravention of applicable law. This presentation may be deemed to be soliciting material relating to the transaction.  In connection with the proposed transaction between Gatos and First Majestic pursuant to the Definitive Agreement and subject to future developments, First Majestic will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 that is expected to include a Proxy Statement of Gatos that will also constitute a Prospectus of First Majestic (the “Proxy Statement/Prospectus”) and other documents. First Majestic will also file a management proxy circular in connection with the transaction with applicable Canadian securities regulatory authorities. This presentation is not a substitute for any registration statement, proxy statement, prospectus or other document Gatos or First Majestic may file with the SEC or Canadian securities regulatory authorities in connection with the pending Transaction. Gatos plans to mail to the Gatos stockholders the definitive Proxy Statement/Prospectus in connection with the transaction and First Majestic will deliver its proxy circular to First Majestic shareholders. INVESTORS AND SECURITY HOLDERS OF GATOS AND FIRST MAJESTIC ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND MANAGEMENT PROXY CIRCULAR, RESPECTIVELY, AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORY AUTHORITIES CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST MAJESTIC, GATOS, THE TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Proxy Statement/Prospectus (when available), the filings with the SEC that will be incorporated by reference into the Proxy Statement/Prospectus and other documents filed with the SEC by Gatos and First Majestic containing important information about Gatos or First Majestic Gatos and the Transaction through the website maintained by the SEC at www.sec.gov. Investors will also be able to obtain free copies of the management proxy circular and other documents filed with Canadian securities regulatory authorities by First Majestic, through the website maintained by the Canadian Securities Administrators at www.sedarplus.com. In addition, investors and security holders will be able to obtain free copies of the documents filed by First Majestic with the SEC and Canadian securities regulatory authorities on First Majestic’s website at www.firstmajestic.com or by contacting First Majestic’s investor relations team. Copies of the documents filed with the SEC by Gatos will be available free of charge on Gatos’s website or by contacting Gatos’ investor relations team.  Participants in the Merger Solicitation  Gatos, First Majestic and certain of their respective directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Gatos and the shareholders of First Majestic in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement/Prospectus described above and other relevant documents when it is filed with the SEC and Canadian securities regulatory authorities in connection with the transaction. Additional information regarding Gatos’s directors and executive officers is also included in Gatos’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 20, 2024, as amended by Amendment No. 1 to such annual report filed with the SEC on May 6, 2024 and Gatos’ 2024 Proxy Statement for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on April 25, 2024, and information regarding First Majestic’s directors and executive officers is also included in First Majestic’s Notice of Annual Meeting of Shareholders and 2024 Proxy Statement, which was filed with the SEC and Canadian securities regulatory authorities on April 15, 2024. These documents are available free of charge as described above.  Notice Regarding Mineral Disclosure   The mineral resource and reserve estimates and LOM plan presented in respect of Gatos are based on a variety of estimates and assumptions relating to, among other things, geological interpretation, statistical inferences, commodity prices, mining methodologies, operating and capital costs, plant throughput and processing recoveries and operating conditions. In particular, material assumptions and risks include those described in our press release dated September 6, 2023 and in the technical reports filed by Gatos in October 2023 on EDGAR and SEDAR+ (the “2023 Technical Report”), including metal prices, as well as Gatos’ ability to reduce operating costs, increase ramp development rates and dewater the mine in a cost-effective manner. There can be no assurance that the assumptions will actualize or be correct, and changes to any of these assumptions or our inability to achieve these assumptions may result in actual results to deviate significantly from those in this presentation.  Inferred mineral resources are subject to uncertainty as to their existence and as to their economic and legal feasibility. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.  For further information regarding the mineral resource and reserve estimates presented in respect of First Majestic, see its Annual Information Form and Form 40-F for the year ended December 31, 2023 filed on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov/edgar, respectively.   Qualified Persons  Scientific and technical disclosure in this press release in respect of Gatos was approved by Anthony (Tony) Scott, P.Geo., Senior Vice President of Corporate Development and Technical Services of Gatos who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.  All dollar amounts are expressed in, and references to “$” refer to, United States dollars unless otherwise noted.  Silver equivalent production figures use price assumptions to “convert” by products to equivalent silver ounces (contained metal, multiplied by by-product metal price, divided by silver price).

Creating the Leading Intermediate Primary Silver Producer
Transaction Highlights

GATOS SILVER

1. **Consolidates three world-class, producing silver mining districts in Mexico under one banner**
   - *Cerro Los Gatos, San Dimas and Santa Elena collectively provide the foundation of a diversified, intermediate primary silver producer*

2. **Enhances production profile with strong margins**
   - *Combined annual production of 30-32 Moz AgEq, including 15-16 Moz Ag at all-in sustaining costs of US$18.00-US$20.00/oz AgEq* (1)

3. **Bolsters free cash flow generation**
   - *Gatos expected to immediately contribute annual free cash flow of ~US$70M to the combined entity* (2)

4. **Leverages a highly experienced combined team with a strong track record of value creation in Mexico**
   - *Over 20 years of experience operating in Mexico, with an emphasis on socially responsible mining, community engagement and value creation*

5. **Maintains peer-leading exposure to silver**
   - *Over 50% of pro forma revenue derived from silver compared to an average of ~30% for intermediate silver producing peers* (3)

6. **Creates a 350,000 ha highly prospective land package which has yielded a history of exploration success**
   - *Cerro Los Gatos contributes 103,000 ha of unencumbered and underexplored land with significant new discovery potential*

7. **Results in a larger company with a strengthened balance sheet, leading trading liquidity and improved capital markets profile**
   - *Pro forma market cap approaching US$3B, average daily trading liquidity of ~US$49M, and well-positioned to deliver increased shareholder value*

8. **Realizes meaningful synergies**
   - *Corporate cost savings, supply chain and procurement efficiencies, cross-pollination of expertise, and acceleration/optimization of internal projects and exploration programs all expected to deliver meaningful value creation for all shareholders*

4

 5  Proposed Transaction  First Majestic to acquire all of the issued and outstanding common shares of Gatos  Consideration  Fixed exchange ratio of 2.550 First Majestic Shares per Gatos Share  Represents an offer price of US$13.49 per Gatos Share, which implies a premium of 16% based on the closing prices of the First Majestic Shares and Gatos Shares on the NYSE on September 4, 2024, a premium of 16% based on each company’s 20-day VWAP ending September 4, 2024  Implies a total equity value for Gatos of approximately US$970M  Ownership  Pro forma ownership of 62% for current First Majestic shareholders and 38% for current Gatos shareholders   The Electrum Group LLC will own approximately 12% of the pro forma entity  Shareholder Support  Agreements  Directors and certain officers of each of First Majestic and Gatos have agreed to vote their shares in favour of the Proposed Transaction   The Electrum Group LLC has entered into a voting support agreement, representing approximately 32% of Gatos Shares  Deal protection  Customary non-solicitation provisions, subject to “fiduciary out” in the event of a “superior proposal” and “intervening event”  Right to match any Superior Proposal (four business days, reduced to two business days for amended offers)  Termination fees of US$46M payable by First Majestic and US$28M payable by Gatos in certain circumstances  Approvals and Key Conditions  Transaction has been approved by the boards of First Majestic and Gatos  Subject to approval of at least 50%+1 of First Majestic shareholder votes cast and 50%+1 of outstanding Gatos Shares  Receipt of any required regulatory approvals, including clearance from Mexican anti-trust authorities  No material adverse change  Proposed timing  Shareholder meetings expected to be held before the end of 2024  Closing expected in calendar Q1 2025 (Outside Date of April 30, 2025)  Creating the Leading Intermediate Primary Silver ProducerTransaction Summary

 6  Exchanges  NYSE / TSX / Frankfurt  NYSE / TSX  NYSE / TSX / Frankfurt  Share Price (US$)   $5.29  $11.62  $5.29  FD ITM Shares Outstanding (M)  304  72  488  LTM AVG. Daily trading Value (US$M)  $46  $3  $49  Cash (US$M)  $211(1)  $114(3)  $325  Net Cash (US$M)  $(39)(2)  $114(3)  $75  Available liquidity (US$M)  $355(4)  $164(4)  $519  Annual Dividend Yield (%)  0.35%  --  0.35%  Pro Forma CapitalizationAs of close September 4, 2024

 7  Attractive premium of 16%(1) on a spot and 20-day VWAP basis  Meaningful equity participation in a leading intermediate primary silver producer with a highly diversified portfolio, including three world-class, mining districts  Unique opportunity to gain production diversification while combining Cerro Los Gatos with complementary, high-quality assets  Combination provides enhanced capital markets presence and trading liquidity   Superior financial strength and flexibility to support advancement of continued margin improvement, growth projects and exploration programs  Combined land package of approximately 350,000 hectares with significant exploration potential   Benefits to Gatos Shareholders  Ability to leverage First Majestic's long-term good standing with local governments, unions and community   Transaction Benefits to Shareholders

High-Quality Assets in the World's Premier Silver Jurisdiction

GATOS SILVER

THREE WORLD-CLASS SILVER MINING DISTRICTS WITH A MASSIVE 350,000 HA LAND PACKAGE

Cerro Los Gatos Ag Au Zn Pb Cu
Chihuahua, Mexico
2024E Production: 13.5 – 15.0 Moz AgEq(1)(2)
2024E AISC: US$14.00 – $16.00 / oz AgEq(2)

La Encantada Ag
Coahuila, Mexico
2024E Production: 2.4 – 2.5 Moz AgEq
2024E AISC: US$26.17 – $27.18 / oz AgEq

Del Toro Ag
Zacatecas, Mexico
Care & Maintenance

Santa Elena Ag Au
Sonora, Mexico
2024E Production: 9.2 – 9.6 Moz AgEq
2024E AISC: US$15.25 – $15.64 / oz AgEq

San Dimas Ag Au
Durango, Mexico
2024E Production: 9.8 – 10.4 Moz AgEq
2024E AISC: US$18.69 – $19.45 / oz AgEq

San Martin Ag
Jalisco, Mexico
Care & Maintenance


Durango
Mexico City


Producing Assets
Development Assets

Corporate Office
British Columbia, Canada

First Mint Facility
Nevada, USA

Jerritt Canyon Au
Nevada, USA
Care & Maintenance

8

 Strong Position Amongst Peers and a Leader in Silver Purity  9  % of Revenue from Silver (2024E)(1)  Silver and Silver Equivalent Production (2024E)(2)  Free Cash Flow (2025E)(4)  Sector leading silver purity  Top of peer set on gross margins  Significant FCF generation  Up-tiers on silver production  Gross Margins (H1 2024A)(3)

 Significantly Increased Scale and Leading Trading Liquidity  10  Market Capitalization (US$B)(1)  Average Daily Trading Value – LTM (US$M)(2)

 Combining Three World-Class Assets  11  CLG is one of the largest primary silver mines globally  CLG is one of the lowest cost silver producers  High-grade primary silver deposit with substantial by-products  Deposit geometry and vein width allows for efficient, mechanized mining methods  Modern, well-capitalized mine, mill and surface facilities  Proven operating team that continues to optimize the asset and elevate targets  Attractive AISC versus comparable primary silver operations  Stable free cash flow generation  Significant asset upside and district potential  Comparative advantages of CLG   2023 By-product AISC(1)(2) ($/oz Ag)  2023 Co-product AISC(1)(3) ($/oz AgEq.)  2023A AgEq Production (Moz)  2023A Ag Production (Moz)  Peer Average  Peer High  Peer Average  Peer High

 2024 Guidance at CLG (100% basis)Strong year-to-date performance versus 2024 guidance  On track with strong H1 performance  Mill throughput expected to average in the top half of our previously announced guidance range of 3,000 and 3,300 tpd  Ag and AgEq production expected to be in the top half of our previously announced guidance ranges  Co-product and by-product AISC expected to remain in the lower half of our original guidance ranges  No change to anticipated sustaining capital or exploration/definition drilling expenditures for the full year  12     FY 2024   Guidance  H1 2024  H1'24 as % of guidance mid-point  Production - Contained Metals     Silver (Moz)  8.4 - 9.2  4.67  53%  Zinc (Mlb)  61 - 69  34.9  54%  Lead (Mlb)  40 - 46  22.2  52%  Gold (koz)  4.5 - 5.5  2.75  55%  Silver Eq. (M oz)(1)  13.5 - 15.0  7.58  53%  All-in Sustaining Costs (AISC)(2)           Co-product basis ($/oz AgEq. Pay.)  $14.00 - $16.00  $14.73  2% below  By-product basis ($/oz Ag Pay.)  $9.50 - $11.50  $8.42  20% below  Sustaining Capital(3)  $45.0   $20.3   45%  Exploration and definition drilling(4)  $18.0   $8.1   45%  (Includes resource development drilling)

Near Term Throughput Growth at CLG
Target of sustaining 3,500 tpd operating rate

Successful debottlenecking continues to increase mill throughput



+30%
+8%
Throughput (tpd)
3,600
3,400
3,200
3,000
2,800
2,600
2,400
2,200
2,000
Original Throughput Design
2,500
2,492
2,466
2,855
2,894
2,916
2,916
3,014
3,210
3,240
3,000-3,300
3,500
Original Design
2021
H1 2022
H2 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024
2024 Guidance
Mill Capacity

+ Margin enhancement

- Plant regularly achieving ~3,700 tonnes per operating day, supporting near-term target of 3,500 tpd milled
- Copper separation circuit construction decision anticipated in H2 2024
- Evaluating mill recovery optimization and further growth options up to 4,000 tpd

+ Mining rates increasing

- Mobile equipment rebuild program underway
- Maintenance program enhancements
- Improving equipment utilization and productivities
- Transverse longhole stoping efficiencies

13

Organic Growth Opportunities
Meaningful near-term growth targets

Strong pipeline of life extension, margin enhancement and growth projects at CLG

- **LOM Plan and R&R update on track for Q3 2024**
  - Mine life extension(1) from drilling up until end Q1 2024 data cut-off
  - Mid-term target of 3,500 tpd milling rate
  - Copper separation circuit decision soon
    - Execution design and cost analysis underway
- **South-East Deeps conversion drilling**
  - Infill drilling to 50 m spacing, prioritizing higher-grade trends completed in Q1, will drive LOM Plan and R&R
  - Drilling continuing with 2 rigs on SE Deeps
  - Objective redirected to extension drilling
- **Other value enhancement studies progressing**
  - Recovery improvement, considering options for Ag, Au and Zn through leach or fines recovery projects
  - Further production growth options to 4,000 tpd



Legend
Developed / Mined
2023 Mineral Reserve Outline
2023 Mineral Resources (MI)
2023 Mineral Resources (INF)
Drillhole Intercept Q2 2024
Drillhole Intercept Previously Reported
Drillhole Trace
North-West Zone
Central Zone
South-East Zone
South-East Deeps
CLG Deeps – Exploration Target
Exploring to Define a Potential New Search Area
Hole 1
OPEN
OPEN

Select SE Deeps resource definition drilling results from Apr'23 - Jun'24 program(2)

Drillhole	Drill Width m	ETW m	Ag g/t	Zn %	Pb %	Au g/t	Cu %
GA-SE-530	3.9	2.9	550	24.53	13.74	0.46	0.30
GA-SE-534	3.8	3.2	765	3.00	4.17	0.58	1.75
GA-SE-544	3.5	2.9	140	17.11	5.61	0.19	0.47
GA-SE-547	4.0	3.4	243	0.95	1.36	0.21	1.17
GS-SE-559	5.1	4.0	103	16.49	7.01	0.14	0.21
GA-SE-560	4.0	3.3	243	9.74	6.01	0.39	0.28
GA-SE-590	8.9	6.0	338	8.15	4.18	0.29	0.87
GA-SE-600	3.5	2.9	214	19.00	12.23	0.18	0.25
GA-SE-530	3.9	2.9	550	24.53	13.74	0.46	0.30
GA-SE-534	3.8	3.2	765	3.00	4.17	0.58	1.75

14

Increasing Exploration in 2024 in Los Gatos District

$18M drill program planned with focus on near-mine and district targets

GATOS SILVER

Vast and unexplored land package



Legend
Alluvium
Epiclastic rocks
Rhyolitic ignimbrite
Rhyodacite
Dacitic tuff
Andesite
Sedimentary rocks
Rhyolitic intrusive
Dacitic porphyry
Dioritic-sienitic intrusive
Fault
Vein
Concessions MPR
Concessions MLS
Third Party Concessions
Zones
N
20 km
10 km
5 km
Extension NW
Margarita
Diana
Lince
Rieles
Amapola
Esperanza
San Agustin
San Luis
Alma
Santa Ana
El Rodeo
CLG
Portigueño
Cascabel
Sandy
La Esther
Boca de Leon
Los Veranos
0
40
kilometres

Executing on organic growth strategy – Delivering Early Results

CLG Orebody Extensions

+ **SE Deeps Extensions**
  - Recent drilling continues to extend limits of mineralization.
  - Priority is to define limits of mineralization, prior to re-initiating conversion drilling.
+ **CLG Deeps**
  - Framework drilling underway in an unexplored zone, testing potential of faulted mineralization below CLG central and north-west zones.
  - Proof of geological concept, would immediately open a 1.0 km x 0.5 km search area.

CLG Greenfield Target Delineation Drilling

+ **Portigueño**
  - First drill campaign completed, confirming a structurally complex and highly altered corridor of 1.0 km – 1.5 km in strike length, with multiple anomalous assays.
  - Detailed data consolidation and model update underway, to define phase 2 drill program.
+ **San Luis**
  - Exciting early drill results(1), confirming a wide structural zone, hosting veining and breccias with elevated precious and base metal results.
    - 2.0M ETW @ 111g/t Ag and 0.14g/t Au (no significant base metals) – Hole SL-24-01
    - 1.3M ETW @ 88g/t Ag and 0.17g/t Au (no significant base metals) – Hole SL-24-01
    - 3.3m ETW @ 51 g/t Ag, 5.65% Zn, 0.94% Pb, 0.07 g/t Au and 0.14% Cu – Hole SL-24-02, including
      - 1.2m ETW @ 62 g/t Ag, 13.25% Zn, 1.98% Pb, 0.07 g/t Au and 0.18% Cu – Hole SL-24-02

CLG Greenfield Generative Exploration Work

+ **Lince District**
  - Several drill ready targets have been defined, post generative field mapping / sampling programs.
+ **Los Veranos District**
  - Recently initiated generative field programs have located multiple structural zones / veins outcropping along the projection of the main basin bounding faults (like CLG system).

15

Transformative Combination with First Majestic Silver
Outlook and Future Catalysts

GATOS SILVER

+ Creating the Leading Intermediate Primary Silver Producer

- Consolidates three world-class, producing silver mining districts in Mexico under one banner
- Enhances production profile with strong margins
- Bolsters free cash flow generation
- Leverages a highly experienced combined team with a strong track record of value creation in Mexico
- Maintains peer-leading exposure to silver
- Creates a 350,000 ha highly prospective land package which has yielded a history of exploration success
- Results in a larger company with a strengthened balance sheet, leading trading liquidity and improved capital markets profile
- Realizes meaningful synergies

+ 2024 Outlook at CLG

- Continue delivering strong operating performance and margins
  - Progress towards target milling rate of 3,500 tpd with focus on managing site unit costs
  - Quarterly cash distributions from the LGJV expected to continue
- Near-term mine life extension and margin enhancement
  - Targeting mine life extension from conversion of SE Deeps in Q3 2024[1]
  - Advancing copper separation circuit and mill recovery optimization projects
- Near-mine and district exploration drilling
  - 9 drill rigs focused on San Luis and Central Deeps targets, and continuing resource definition and expansion at CLG

16

 17  NYSE / TSX: GATO  www.gatossilver.com

 18  Appendix

CLG: A TIER 1 SILVER MINE WITH ROBUST EXPLORATION UPSIDE



- CLG is a sizeable, low-cost producing silver asset with robust exploration and development potential, operating since 2019
  - Key position in an established silver district
- Over 103,000 hectares of mineral rights in Chihuahua State, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones
- 70% owned district, with modern, mechanized underground operation
  - Strong JV partner, Japan's Dowa Metals & Mining Co., Ltd (30%)

Asset Key Stats

OWNERSHIP	▪ 70% Gatos | 30% Dowa Metals & Mining
MINE TYPE	▪ Underground
SILVER PURITY	▪ 64%(1)
THROUGHPUT	▪ Ramping up to +3,500 tpd
MINE LIFE	▪ 7 years based on currently defined Reserves with significant opportunities to extend mine life
2024 GUIDANCE PRODUCTION	▪ 13.5 – 15.0 Moz AgEq (8.4 – 9.2 Moz Ag)(2)
2024 GUIDANCE AISC	▪ US$14.00 - $16.00/oz AgEq
PRODUCES	▪ High Ag-bearing Pb and Zn Concentrates

Production Stats (Actual – 100% Basis)

	FULL YEAR 2023	Q1 2024	Q2 2024
AG PRODUCTION (MOZ)	9.2 Moz	2.4 Moz	2.3 Moz
AGEQ PRODUCTION (MOZ)	14.3 Moz	3.7 Moz	3.9 Moz
AISC (US$/OZ)	$15.51	$14.36	$15.26

First Majestic | Gatos Silver
19

 Santa Elena Silver-Gold Mine  20  Ownership  100% First Majestic  Mine type  Underground  Throughput  2,650 tpd  2024 Guidance Production  9.2 – 9.6 Moz AgEq (1.3M – 1.4 Moz Ag + 94 – 99 koz Au)  2024 Guidance AISC  US$15.25 - $15.64/oz AgEq  Produces  100% Doré  Ownership  FULL YEAR 2023  Q1 2024  Q2 2024  ag production (Moz)  1.2 Moz  0.4 Moz  0.4 Moz  AgEq production (Moz)  9.6 Moz  2.3 Moz  2.6 Moz  AISC (us$/oz)  $14.83  $14.70  $15.07  Continued strong metallurgical recoveries due to the operational optimization of the new dual circuit plant  Exploration drilling focused in the search of a new mineralized vein  Upgraded the LNG facility to 24MW (from 12MW) to power the Ermitaño mine and dual-circuit processing plant  Certified ISO 9001 Assay Lab on site, increasing reliability as well as reducing costs and allowing for faster assay turnaround times  Asset Key Stats  Production Stats (Actual)

 San Dimas Silver-Gold Mine  21  Ownership  100% First Majestic  Mine type  Underground  Throughput  2,300 tpd  2024 Guidance Production  9.8 – 10.4 Moz AgEq (5.2 – 5.5 Moz Ag + 56 – 59 koz Au)  2024 Guidance AISC  US$18.69 - $19.45/oz AgEq  Produces  100% Doré  Ownership  FULL YEAR 2023  Q1 2024  Q2 2024  ag production (Moz)  6.4 Moz  1.2 Moz  1.1 Moz  AgEq production (Moz)  12.8 Moz  2.4 Moz  2.1 Moz  AISC (us$/oz)  $16.48  $20.49  $21.78  Over 50% of the power requirements provided by environmentally clean, low-cost hydroelectric power  Focused on improvements in dilution control from long hole stoping and cut and fill in order to increase head grades  2024 exploration budget is the largest since asset acquisition; The focus is on the "West Block“, where several of the district’s most prominent producers are trending in this direction  Asset Key Stats  Production Stats (Actual)

 La Encantada Silver Mine  22  Ownership  100% First Majestic  Mine type  Underground  Throughput  2,715 tpd  2024 Guidance Production  2.4 – 2.5 Moz AgEq  2024 Guidance AISC  US$26.17 - $27.18/oz AgEq  Produces  100% Doré  Ownership  FULL YEAR 2023  Q1 2024  Q2 2024  ag production (Moz)  2.7 Moz  0.5 Moz  0.6 Moz  AgEq production (Moz)  2.7 Moz  0.5 Moz  0.6 Moz  AISC (us$/oz)  $24.28  $31.64  $27.87  Natural gas generators currently supplying 90% of power requirements  Optimizing costs and improving efficiencies  Ramping up throughput at the mill to budgeted rates in H2 2024  Asset Key Stats  Production Stats (Actual)

 Jerritt Canyon Gold Mine  23  Located in Elko County, Nevada, USA  Underground mining operations temporarily suspended in March 2023  Focused on new regional discoveries across the large 30,821- hectare (119 square mile) land package; ~$10M 2024 exploration budget  Current known Measured & Indicated resources of 1.83 Moz Au contained (10.9 Mt @ 5.2 g/t Au) & Inferred resources of 1.91 Moz Au contained (12.4 Mt @ 4.8 g/t Au)  Processing facility contains one of only three roasters in the state of Nevada  Analyzing the optimization of bulk mining and cost-effective mining methods  Continuing modernization of the open-air processing plant to better withstand severe weather conditions

Gatos: Mineral Reserves – CLG (as at July 1, 2023)

Category (100% Basis)	Tonnage	Grades					Metal Content				
	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Cu (%)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)	Cu (Mlbs)
Proven	3.46	317	4.39	2.17	0.31	0.09	35.3	335.0	165.7	34.7	6.9
Probable	4.62	141	4.27	2.23	0.20	0.19	21.0	435.3	226.6	29.3	19.5
Total Proven & Probable	**8.08**	**217**	**4.32**	**2.20**	**0.25**	**0.15**	**56.3**	**770.2**	**392.3**	**64.0**	**26.4**

Category (70% GSI Attributable)	Tonnage	Grades					Metal Content				
	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Cu (%)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)	Cu (Mlbs)
Proven	2.42	317	4.39	2.17	0.31	0.09	24.7	234.5	116.0	24.3	4.8
Probable	3.23	141	4.27	2.23	0.20	0.19	14.7	304.7	158.6	20.5	13.6
Total Proven & Probable	**5.66**	**217**	**4.32**	**2.20**	**0.25**	**0.15**	**39.4**	**539.2**	**274.6**	**44.8**	**18.4**

Notes:

(1) Mineral Reserves are reported on a 100% and 70% attributable basis and exclude all Mineral Reserve material mined prior to July 1, 2023.

(2) Specific gravity has been assumed on a dry basis.

(3) Tonnage and contained metal have been rounded to reflect the accuracy of the estimate and numbers may not sum exactly.

(4) Values are inclusive of mining recovery and dilution. Values are determined as of delivery to the mill (point of reference) and therefore not inclusive of milling recoveries.

(5) Mineral Reserves are reported within stope shapes using a variable NSR cut-off basis with an Ag price of US$22/oz, Zn price of US$1.20/lb, Pb price of US$0.90/lb, Au price of US$1,700/oz and Cu price of $3.50/lb. The metallurgical recoveries that are used as inputs to the NSR are 88.4% Ag, 62.3% Zn, 88.3% Pb, 54.3% Au and 58.9% Cu.

(6) The Mineral Reserve is reported on a fully diluted basis defined by mining method, stope geometry and ground conditions.

(7) Contained Metal (CM) is calculated as follows:
- Zn, Pb and Cu, CM (Mlb) = Tonnage (Mt) * Grade (%) / 100 * 2204.6
- Ag and Au, CM (Moz) = Tonnage (Mt) * Grade (g/t) / 31.1035 ; multiply Au CM (Moz) by 1000 to obtain Au CM (koz)

(8) The SEC definitions for Mineral Reserves in Regulation S-K 1300 were used for Mineral Reserve classification and are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (CIM (2014) definitions).

(9) Under SEC Regulation S-K 1300, a Mineral Reserve is defined as an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

(10) The Mineral Reserve estimates were prepared under the supervision of Mr. Anthony (Tony) Scott, P.Geo. an employee of a wholly-owned subsidiary of Gatos Silver Inc. who is the Qualified Person for these Mineral Reserve estimates.

24

Gatos: Mineral Resources – CLG (as at July 1, 2023)

Category (100% Basis)	Tonnage	Grades					Metal Content				
	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Cu (%)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)	Cu (Mlbs)
Measured	0.05	141	2.50	1.70	0.40	0.05	0.2	2.9	2.0	0.7	0.1
Indicated	0.34	85	3.71	1.90	0.23	0.15	0.9	28.1	14.4	2.5	1.1
Measured & Indicated (Exclusive)	**0.40**	**93**	**3.55**	**1.88**	**0.25**	**0.14**	**1.2**	**30.9**	**16.4**	**3.2**	**1.2**
Inferred	4.58	100	3.40	2.32	0.21	0.40	14.7	343.6	234.5	30.9	40.1

Category (70% GSI Attributable)	Tonnage	Grades					Metal Content				
	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Cu (%)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)	Cu (Mlbs)
Measured	0.04	141	2.50	1.70	0.40	0.05	0.2	2.0	1.4	0.5	0.0
Indicated	0.24	85	3.71	1.90	0.23	0.15	0.7	19.6	10.1	1.8	0.8
Measured & Indicated (Exclusive)	**0.28**	**93**	**3.55**	**1.88**	**0.25**	**0.14**	**0.8**	**21.7**	**11.5**	**2.2**	**0.8**
Inferred	3.20	100	3.40	2.32	0.21	0.40	10.3	240.5	164.2	21.6	28.1

Notes:

(1) Mineral Resources are reported on a 100% and 70% attributable basis and are exclusive of Mineral Reserves.

(2) The SEC definitions for Mineral Resources in S-K 1300 were used for Mineral Resource classification which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (CIM (2014) definitions).

(3) Under SEC Regulation S-K 1300, a Mineral resource is defined as a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled. Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability. The estimate of Mineral Resources may be materially affected by environmental, permitting, legal, marketing, or other relevant issues.

(4) The quantity and grade of reported Inferred Mineral Resources in this estimation are uncertain in nature and there has been insufficient exploration to define these Inferred Mineral Resources as an Indicated or Measured Mineral Resource. It is uncertain if further exploration will result in upgrading Inferred Mineral Resources to an Indicated or Measured Mineral Resource category.

(5) Specific gravity has been assumed on a dry basis.

(6) Tonnage and contained metal have been rounded to reflect the accuracy of the estimate and numbers may not sum exactly.

(7) Mineral Resources exclude all Mineral Resource material mined prior to July 1, 2023.

(8) Mineral Resources are reported within stope shapes using a $81.03/tonne Resource NSR cut-off using an Ag price of $22/oz, Zn price of $1.20/lb, Pb price of $0.90/lb, Au price of $1,700/oz and Cu price of $3.50/lb. The Resource NSR cutoff includes mill recoveries and payable metal factors appropriate to the existing CLG processing circuit augmented with a pyrite leach circuit and copper separation circuit. The processing recoveries for these additional projects is based on existing preliminary metallurgical testwork. The metallurgical recoveries that are used as inputs to the NSR are 93.3% Ag, 62.3% Zn, 82.0% Pb, 60.0% Au and 65.0% Cu.

(9) No dilution was applied to the Mineral Resources which are reported on an insitu basis (point of reference).

(10) Contained Metal (CM) is calculated as follows:

- Zn, Pb and Cu CM (Mlb) = Tonnage (Mt) * Grade (%) / 100 * 2204.6
- Ag and Au, CM (Moz) = Tonnage (Mt) * Grade (g/t) / 31.1035; multiply Au CM (Moz) by 1000 to obtain Au CM (koz)

(11) The Mineral Resource estimates were prepared under the supervision of Anthony (Tony) Scott, P. Geo an employee of a wholly-owned subsidiary of Gatos Silver, Inc. who is the Qualified Person for these Mineral Resource estimates.

25

Gatos: Mineral Resources – Esther (as at July 1, 2023)

GATOS SILVER

Category (100% Basis)	Tonnage	Grades					Metal Content				
	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Cu (%)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)	Cu (Mlbs)
Indicated	0.28	122	2.17	4.30	0.14	--	1.1	13.6	26.8	1.2	--
Inferred	1.20	133	1.53	3.69	0.09	--	5.1	40.6	98.0	3.3	--

Category (70% GSI Attributable)	Tonnage	Grades					Metal Content				
	Mt	Ag (g/t)	Zn (%)	Pb (%)	Au (g/t)	Cu (%)	Ag (Moz)	Zn (Mlbs)	Pb (Mlbs)	Au (koz)	Cu (Mlbs)
Indicated	0.20	122	2.17	4.30	0.14	--	0.8	9.5	18.8	0.9	--
Inferred	0.84	133	1.53	3.69	0.09	--	3.6	28.5	68.6	2.3	--

Notes:

(1) Mineral Resources are reported on a 100% and 70% attributable basis.

(2) Under SEC Regulation S-K 1300, a Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled. Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability. The estimate of Mineral Resources may be materially affected by environmental, permitting, legal, marketing, or other relevant issues.

(3) The SEC definitions for Mineral Resources in S-K 1300 were used for Mineral Resource classification which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves(CIM (2014) definitions).

(4) The quantity and grade of reported Inferred Mineral Resources in this estimation are uncertain in nature and there has been insufficient exploration to define these Inferred Mineral Resources as an Indicated or Measured Mineral Resource. It is uncertain if further exploration will result in upgrading Inferred Mineral Resources to an Indicated or Measured Mineral Resource category.

(5) Specific gravity has been assumed on a dry basis.

(6) Tonnage and contained metal have been rounded to reflect the accuracy of the estimate and numbers may not sum exactly.

(7) Mineral Resources are reported within stope shapes using a $52/tonne NSR cut-off with an Ag price of $22/oz, Zn price of $1.20/lb, Pb price of $0.90/lb and Au price of $1,700/oz. The metallurgical recoveries that were used as inputs to the NSR were based on experience with similar mineralized material from CLG. The metallurgical recovery parameters used in the NSR were 87.8% Ag, 65.0% Zn, 87.2% Pb and 56.4% Au. There is a portion of the Esther deposit that is oxidized and metallurgical test work is required to define processing recoveries.

(8) No dilution was applied to the Mineral Resources which are reported on an insitu basis (point of reference).

(9) Contained Metal (CM) is calculated as follows:

- Zn and Pb, CM (Mlb) = Tonnage (Mt) * Grade (%) / 100 * 2204.6
- Ag and Au, CM (Moz) = Tonnage (Mt) * Grade (g/t) / 31.1035 ; multiply Au CM (Moz) by 1000 to obtain Au CM (koz)

(10) The Mineral Resource estimates were prepared under the supervision of Anthony (Tony) Scott, an employee of a wholly-owned subsidiary of Gatos Silver, Inc. who is the Qualified Person for these Mineral Resource estimates.

26

People, Community and Environment Stewardship
Resolute focus on safety, communities and the environment

2023 CLG Highlights

- CLG is a leader in mine safety performance in Mexico
  - Lost-time injury frequency rate of 0.44, 52% lower than the country average of 0.92[(1)]
- 50 different community development projects implemented
  - Invested in a childcare centre in San Jose del Sitio, together with the local municipality, to support local families and encourage female employment
  - Constructed a landfill facility in conjunction with local municipalities to dispose of community waste from the surrounding communities
- Implemented 10 local health programs benefitting ~1,200 people
- Offered educational programs with ~200 participants
- Zero reportable environmental incidents
- Recipient of the "ESR Award" for the 6th consecutive year, recognizing socially responsible companies in Mexico[(2)]








27

CLG H1 2024 Operating Performance[1]
Consistent and strong results

+ **Record mill throughput of 3,240 tpd**
  - Sixth consecutive quarterly increase
  - Demonstrated capacity of +3,500 tons per operating day
+ **Production – 4.67 Moz Ag and 7.58 Moz AgEq**
  - Silver and silver equivalent production up 5% and 8% relative to H1 2023
    - driven by higher mill throughput and higher zinc and lead grades
+ **Continuing to control site operating costs**
  - Site operating unit costs of $99.05/t milled, 3% lower than H1 2023
  - H1 2024 cash costs[2] ($78.4 M) 14% higher than H1 2023 ($68.9 M), due to higher production rates
  - Continuous improvement initiatives continue to help offset strong Mexican peso
+ **Strong AISC performance**
  - By-product AISC[2] of $8.42 / oz Ag and co-product AISC[2] of $14.73 / oz AgEq
    - By-product AISC below low end of guidance driven by higher by-product volumes and prices

Mill Throughput and Silver Grade


Throughput
Throughput (tpd)
Silver Feed Grade (g/t)
3,600
3,400
3,200
3,000
2,800
2,600
2,400
2,200
400
350
300
250
200
150
100
50
0
265
285
318
284
273
2,916
2,916
3,014
3,210
3,240
Original throughput design
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024

Production and By-product AISC[2]


Cost of Sales ($M)
$25.8
$31.4
$28.0
$30.8
$32.0
Silver Eq.
Silver
Silver Production (Moz)
By-product AISC ($/oz Ag)
5
4
3
2
1
0
$30
$25
$20
$15
$10
$5
$0
3.3
3.5
3.9
3.7
3.9
$14.32
$14.71
2.0
2.2
2.6
2.4
2.3
$11.12
$10.08
$6.57
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024

28

CLG Cost Optimization

Efficiency improvements more than offsetting upward cost pressures

Site unit costs are down ~9% over the last 3-years

($ per tonne milled)



Mining
Plant
G&A
+9% reduction
2021 Avg
2024 Avg
$120
$100
$80
$60
$40
$20
$0
Q1 21
Q2 21
Q3 21
Q4 21
Q1 22
Q2 22
Q3 22
Q4 22
Q1 23
Q2 23
Q3 23
Q4 23
Q1 24
Q2 24

Strong AISC[(1)] position and performance[(2)]



CLG AISC
CLG AISC Performance
Peer Avg. AISC Performance
CLG By-product AISC ($/oz Ag)
Cost Performance (2021 = 100)
$20
$15
$10
$5
$0
140
120
100
80
60
40
20
0
100
115
123
?
65
72
67
$15.72
$10.24
$11.33
$9.50-
$11.50
2021
2022
2023
2024 Guidance

H1'24 AISC
$8.42/oz Ag

Business Improvement initiatives continue to deliver results

- Underground equipment overhaul program and focus on availability
- Backfill optimization using paste plant since early 2023
- Change in mining method to more longhole stopes
- Energy savings with increased mill throughput rate
- Current focus on mine operational efficiency projects

Cost reduction achieved despite significant pressures

- Mexican peso exchange rate strengthened ~18% from Q1 2021 to Q2 2024
- Labour cost increases of ~5.5% / year over the 3-year period[(3)]

29

 Robust Cash Flows at LGJV(1)CLG is a low cost, high margin operation  30  Cash from operations  Cash used in investing  Free cash flow(2)  Distributions to Partners(4)  ($ millions)  ($ millions)  ($ millions)  ($ millions)  Strong & sustained cash flow from operations  Record $54.5 M in Q2 2024  Robust Free Cash Flow continues(2)  Record $40.8 M in Q2 2024  Higher silver prices, mill throughput and operating efficiencies offset the impact of expected lower grades and a strong Mexican peso  Lower capital expenditures  Sustaining capital and resource development expenditures totaled $13.2 M(3) in Q2 2024  Cash flows support continued cash distributions to partners(4)  $85.0 M in 2023  $95 M year to date in 2024  $30.0 M in Q1   $25.0 M in Q2  $40.0 M in July

 Strong Balance SheetWith growing cash balance  31  LGJV Cash Balance (millions)(1)  $30.0 M LGJV distribution  GSI Cash Balance (millions)  $21.0 M GSI’s share of LGJV distribution  $17.5 M GSI’s share of LGJV distribution  $28.0 M GSI’s share of LGJV distribution  GSI cash position  Cash balance of $82.5 M as of June 30, 2024  Received $28.0 M in July, with cash balance at $108.9 M as of July 31, 2024  Debt free  $50 M revolving credit facility undrawn and fully available  Committed facility matures December 2026  Potential accordion provides up to an additional $50 M  Strong history of cash generation  Strong margins, growing cash balance, and expect quarterly cash distributions from LGJV to continue  GSI Balance Sheet  Units  At June 30, 2024  At July 31, 2024  Cash & Cash Equivalents  $M  $82.5    $108.9   Amounts available under RCF  $M  $50.0    $50.0   Available Liquidity  $M  $132.5    $158.9   LGJV Cash (100% Basis)  $M  $45.5    $24.4   $25.0 M LGJV distribution  $40.0 M LGJV distribution

 Capital Structure  Institutional ownership represents >80% of share register  32  Ownership Summary(1,2)  Gatos Capital Structure  NYSE Share Price (as of September 4, 2024)  $11.62  TSX Share Price (as of September 4, 2024)  C$15.75  Market Capitalization (as of September 4, 2024)  $806 million  Enterprise Value (as of September 4, 2024)(3)  $697 million  Basic Shares Issued & Outstanding(4)  69.3 million  Fully Diluted Shares(4)  73.8 million  Gatos Analyst Coverage Target Price(5)  Canaccord Genuity  Dalton Baretto  $17.00  CIBC Capital Markets   Cosmos Chiu  $15.00  BMO Capital Markets  Kevin O’Halloran  $12.50  RBC Capital Markets  Michael Siperco  $11.00  First Majestic Transaction  Exchange Ratio  2.550  NYSE Share Price (as of September 4, 2024)  $5.29  TSX Share Price (as of September 4, 2024)  C$7.14

Silver Price Upside Potential
Supported by strong demand for solar power

Silver Demand[1]


Other
2%
Jewelry &
Silverware
22%
1,219
Moz
Industrial
Uses
55%
Investment
21%

Industrial Uses[1]


Other
24%
Photovoltaics
30%
654
Moz
Brazing
Alloys &
Solders
8%
Electrical &
Electronics
38%

For the year 2023. Source: The Silver Institute & Metals Focus[1]

Silver is critical to a low-carbon economy

- Silver's unique properties mean substitution is very difficult
  - Highest electrical and thermal conductivity of any metal
- Critical component of electronics and electrical infrastructure
  - Electrical uses, including in solar panels, accounts for 37% of demand
- Positive demand outlook
  - Increasing solar power installations
  - Higher electric vehicle production
  - Power and telecommunications installations, including 5G

Solar Installation Growth


Global Installed Solar Capacity (GW)(2)
800
700
600
500
400
300
200
100
0
12% CAGR
8% CAGR
2018
2019
2020
2021
2022
2023
2024F
2028F

- Currently ~16% of silver demand is used for solar PV installations
- Solar PV installations have potential to increase by ~80% by 2028[2]
  - 1 GW solar uses ~0.50 Moz Ag
  - Implies silver demand growth of ~75 to 140 Moz / year by 2028
- Solar installations alone have potential to increase industrial demand growth rates for silver by **~2x** historical rates[3]

33

 Non-GAAP Financial Performance Measures  34  We use certain measures that are not defined by GAAP to evaluate various aspects of our business. These non-GAAP financial measures are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.  Cash Costs and All-In Sustaining Costs  Cash costs and all-in sustaining costs (“AISC”) are non-GAAP measures. AISC was calculated based on guidance provided by the World Gold Council (“WGC”). WGC is not a regulatory industry organization and does not have the authority to develop accounting standards for disclosure requirements. Other mining companies may calculate AISC differently as a result of differences in underlying accounting principles and policies applied, as well as definitional differences of sustaining versus expansionary (i.e. non-sustaining) capital expenditures based upon each company’s internal policies. Current GAAP measures used in the mining industry, such as cost of sales, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that cash costs and AISC are non-GAAP measures that provide additional information to management, investors and analysts that aid in the understanding of the economics of the Company’s operations and performance and provides investors visibility by better defining the total costs associated with production.  Cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, treatment and refining costs, general and administrative costs, royalties and mining production taxes. AISC includes total production cash costs incurred at the LGJV’s mining operations plus sustaining capital expenditures. The Company believes this measure represents the total sustainable costs of producing silver from current operations and provides additional information of the LGJV’s operational performance and ability to generate cash flows. As the measure seeks to reflect the full cost of silver production from current operations, new project and expansionary capital at current operations are not included. Certain cash expenditures such as new project spending, tax payments, dividends, and financing costs are not included.  The Company does not provide a reconciliation of forward-looking co-product and by-product AISCs guidance, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.  EBITDA  Management uses EBITDA to evaluate the Company’s operating performance, to plan and forecast its operations, and assess leverage levels and liquidity measures. The Company believes the use of EBITDA reflects the underlying operating performance of our core mining business and allows investors and analysts to compare results of the Company to similar results of other mining companies. EBITDA does not represent, and should not be considered an alternative to, net income or cash flow from operations as determined under GAAP.  Free Cash Flow  Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Cash provided by (used in) operating activities less Cash Flow (used in) from investing Activities as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful for investors as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

Non-GAAP Financial Performance Measures
Cash Cost and AISC Reconciliation - LGJV

CLG 100% Basis	Three Months Ended June 30,		Six Months Ended June 30,	
(Amounts in thousands, except where otherwise stated)	2024	2023	2024	2023
Cost of sales	$31,956	$25,821	$62,727	$51,809
Royalties & Duties	713	308	1,043	726
Exploration[1]	1,601	657	2,972	1,120
General and administrative	4,089	4,402	8,374	8,338
Depreciation, depletion and amortization	20,821	22,027	41,077	42,846
Expenses	$59,180	$53,215	$116,193	$104,839
Depreciation, depletion and amortization	(20,821)	(22,027)	(41,077)	(42,846)
Exploration[1]	(1,601)	(657)	(2,972)	(1,120)
Treatment and refining costs[2]	2,339	3,917	6,296	8,072
Cash costs (A)	$39,097	$34,448	$78,440	$68,945
Sustaining capital[3]	11,357	13,100	20,301	20,742
All-in sustaining costs (B)	$50,454	$47,548	$98,741	$89,687
By-product credits[4]	(37,144)	(21,574)	(62,818)	(50,161)
All-in sustaining costs, net of by-product credits (C)	$13,310	$25,974	$35,923	$39,526
Cash costs, net of by-product credits (D)	$1,953	$12,874	$15,622	$18,784
Payable ounces of silver equivalent[5] (E)	3,306	2,709	6,703	6,002
Co-product cash cost per ounce of payable silver equivalent (A/E)	$11.83	$12.72	$11.70	$11.49
Co-product AISC cost per ounce of payable silver equivalent (B/E)	$15.26	$17.55	$14.73	$14.94
Payable ounces of silver (F)	2,025	1,814	4,268	4,033
By-product cash cost per ounce of payable silver (D/F)	$0.96	$7.10	$3.66	$4.66
By-product AISC per ounce of payable silver (C/F)	$6.57	$14.32	$8.42	$9.80

[1] Exploration costs are not related to current operations.
[2] Represent reductions on customer invoices and included in Sales of the LGJV combined statement of income (loss).
[3] Sustaining capital excludes resource development drilling costs related to resource development drilling of the South- East Deeps zone.
[4] By-product credits reflect realized metal prices of zinc, lead and gold for the applicable period, which includes any final settlement adjustments from prior periods.
[5] Silver equivalents utilize the average realized prices during the six months ended June 30, 2024, of $25.80/oz silver, $1.32/lb zinc, $0.91/lb lead, $2,057/oz gold and $3.83/lb copper and the average realized prices during the three months ended June 30, 2024, of $29.00/oz silver, $1.53/lb zinc, $0.96/lb lead and $2,200/oz gold and $3.74/lb copper. Silver equivalents utilize the average realized prices during the six months ended June 30, 2023, of $25.48/oz silver, $1.21/lb zinc, $0.99/lb lead and $1,801/oz gold and the average realized prices during the three months ended June 30, 2023, of $24.11/oz silver, $0.99/lb zinc, $0.92/lb lead and $1,817/oz gold. The average realized prices are determined based on revenue inclusive of final settlements.

35

 Non-GAAP Financial Performance MeasuresEBITDA and Free Cash Flow Reconciliations - LGJV  36  LGJV EBITDA Reconciliation   LGJV Free Cash Flow Reconciliation      Three Months Ended  Six Months Ended  June 30,  June 30,  (in thousands)  2024  2023  2024  2023  Net income and comprehensive income  $20,487   $746   $30,659   $13,447   Interest expense  554   15   749   141   Interest income  (270)  (555)  (543)  (555)  Income tax expense  12,544   4,741   17,319   10,698   Depreciation, depletion and amortization expense  20,821   22,027   41,077   42,846   EBITDA  $54,136   $26,974   $89,261   $66,577      Three Months Ended  Six Months Ended  June 30,  June 30,  (in thousands)  2024  2023  2024  2023  Net cash provided by operating activities  $54,483   $34,321   $91,808   $74,365   Net cash used by investing activities  (13,729)  (14,626)  (25,557)  (25,992)  Free cash flow  $40,754   $19,695   $66,251   $48,373

 Non-GAAP Financial Performance MeasuresEBITDA and Free Cash Flow Reconciliations - GSI  37  GSI EBITDA Reconciliation   GSI Free Cash Flow Reconciliation      Three Months Ended  Six Months Ended  June 30,  June 30,  (in thousands)  2024  2023  2024  2023  Net income (loss) and comprehensive income (loss)  $9,156   ($3,593)  $11,688   ($2,758)   Interest expense  —  183  —  347  Interest income  (1,117)  (126)  (1,884)  (287)  Income tax expense  129   —  172  —   Depreciation, depletion and amortization expense  3   34   7   71   EBITDA  $8,171   ($3,502)   $9,983   ($2,627)      Three Months Ended  Six Months Ended  June 30,  June 30,  (in thousands)  2024  2023  2024  2023  Net cash provided (used) by operating activities  $11,799   ($3,762)   $26,935   ($7,865)   Net cash used by investing activities  —  —  —  —  Free cash flow  $11,799   ($3,762)   $26,935   ($7,865)

 38  Non-GAAP Financial Performance MeasuresBreakdown of cash flows used by investing activities - LGJV  LGJV breakdown of cash flows used by investing activities     Three Months Ended  Six Months Ended  June 30,  June 30,  (in thousands)  2024  2023  2024  2023  Cash flow used by investing activities  $13,729   $14,626   $25,557   $25,992   Sustaining capital  11,357   13,100   20,301   20,742   Resource development drilling  1,885   4,041   5,107   7,047   Material & supplies  —   914   —   1,426   Change in capital-related accounts payable  487   (3,429)  149   (3,223)  Total  $13,729   $14,626   $25,557   $25,992

Non-GAAP Financial Performance Measures
LOM Plan Cash Cost and AISC Reconciliation

The following table presents a reconciliation between the most comparable GAAP measure of the LGJV's expenses to the non-GAAP measures of (i) cash costs, (ii) cash costs, net of by-product credits, (iii) co-product AISC and (iv) by-product AISC for the Company's operations. The Company is unable to provide without unreasonable efforts a reconciliation of forward-looking AISC and related measures on a per-year basis to cost of sales due to the inherent difficulty in forecasting and quantifying certain amounts, some of which may be material, that are necessary for such reconciliation.

Cash Costs and All-In Sustaining Costs	Units	2023 LOM Plan (H2'23+)	2022 LOM Plan (H2'23+)
Mining Costs	$M	$356.7	$230.7
Milling Costs	$M	$215.3	$131.3
Transportation Costs	$M	$116.4	$79.9
Cost of Sales	**$M**	**$688.5**	**$442.0**
Royalties	$M	$3.9	$3.7
General and Administrative	$M	$144.6	$85.7
Expenses	**$M**	**$837.0**	**$531.4**
Treatment and Refining Costs	$M	$146.9	$115.1
Cash Costs	**$M**	**$983.8**	**$646.5**
Sustaining Capital	$M	$160.2	$67.6
Accretion Expense	$M	$0.0	$7.2
All-in Sustaining Costs (AISC)(1)(2)	$M	**$1,144.0**	**$721.3**
By-product Credits(3)	$M	$(846.9)	$(536.9)
Payable Silver	Moz	44.9	30.9
Cash Costs before By-product Credits	**$/oz Ag payable**	**$21.89**	**$20.96**
AISC before By-product Credits	**$/oz Ag payable**	**$25.45**	**$23.38**
By-product Credits(3)	$/oz Ag payable	$(18.84)	$(17.40)
By-product Cash Cost	**$/oz Ag payable**	**$3.05**	**$3.55**
By-product AISC(1)	**$/oz Ag payable**	**$6.61**	**$5.98**
Payable Silver Equivalent(3)(4)	Moz	83.4	55.3
Co-product Cash Cost	**$/oz AgEq payable**	**$11.79**	**$11.70**
Co-product AISC(1)	**$/oz AgEq payable**	**$13.71**	**$13.05**

(1) Excludes LGJV management fee and administration costs of approximately $6 million per year, equivalent to $1.09 / oz Ag payable and $0.59 / oz AgEq payable, respectively in the 2023 LOM Plan and $0.89 / oz Ag payable and $0.50 /oz AgEq payable, respectively in the 2022 LOM Plan.
(2) Excludes any exploration costs related to future resource expansion and conversion.
(3) Assumes prices of $22.00/oz silver, $1.20/lb zinc, and $0.90/lb lead, $1,700/oz gold and $3.50/lb copper.
(4) Payable silver equivalent ounces include copper aligned to current payable terms for copper in lead concentrate.

39

Endnotes

Slide 4: Creating the Leading Intermediate Primary Silver Producer
Source: Capital IQ, Corporate disclosure
(1) Based on First Majestic and Gatos 2024 production guidance, adjusted for First Majestic metal price assumptions and shown on an attributable basis. All-in-sustaining costs or "AISC" are non-GAAP measures. For further information regarding such measures please refer to each companies' respective separate public disclosure.
(2) Based on analyst consensus estimates for 2024. Free cash flow is a non-GAAP measure. For further information regarding such measure please refer to each companies' respective separate public disclosure.
(3) Based on mid-point of silver production guidance divided by silver equivalent production guidance.

Slide 5: Creating the Leading Intermediate Primary Silver Producer
Source: Bloomberg, Capital IQ, Corporate disclosure

Slide 6: Pro Forma Capitalization
Source: Capital IQ, Corporate disclosure
(1) As at June 30, 2024; First Majestic cash balance of US$152.2M and marketable securities of US$58.4M
(2) As at June 30, 2024; First Majestic cash balance of US$152.2M, marketable securities of US$58.4M and debt of US$250.0M
(3) As at June 30, 2024; Gatos Silver cash balance of US$82.5M and 70% of the Los Gatos Joint Venture's cash balance of US$45.5M and US$nil debt
(4) As at June 30, 2024; First Majestic working cap of US$171.5M, marketable securities of US$58.4M, and US$124.6 of undrawn credit; Gatos consolidated cash balance of US$114.3M and US$50.0M of undrawn credit

Slide 7: Transaction Benefits to Shareholders
Source: Corporate disclosure
(1) As of close on September 4, 2024, the last trading day before transaction announcement

Slide 8: High-Quality Assets in the Word's Premier Silver Jurisdiction
Source: Corporate disclosure
(1) Cerro Los Gatos production shown on a 100% basis; Gatos Silver has a 70% interest in CLG
(2) Cerro Los Gatos production and AISC estimates based on 2024 guidance

Slide 9: Strong Position Amongst Peers and a Leader in Silver Purity
Source: Capital IQ, Corporate disclosure
(1) Mid-point of silver production guidance divided by silver equivalent production guidance
(2) Based on latest management guidance
(3) Calculated as Cost of Sales as a % of Revenue from respective peer income statements, before depreciation
(4) Based on analyst consensus estimates

Slide 10: Significantly Increased Scale and Leading Trading Liquidity
Source: Capital IQ, Corporate disclosure
(1) PF First Majestic based on PF shares outstanding at share price prior to announcement
(2) Calculated based on trading volume on all exchanges

Slide 11: Combining Three World-Class Assets
Source: Capital IQ, Corporate disclosure
(1) Peer AISC figures are based on full-year 2023 reporting; peer costs include both silver and gold operations to reflect the cost base of the operating portfolios
(2) Peers reporting on a by-product AISC basis include Hecla, Coeur, MAG and Endeavour Silver
(3) Peers reporting on a co-product AISC basis include First Majestic (pre-transaction), Fresnillo, and SilverCrest

Slide 12: 2024 Guidance at CLG (100% basis)
(1) Silver equivalent production is calculated using prices of $23/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,800/oz gold to "convert" zinc, lead and gold production contained in concentrate to "equivalent" silver ounces (contained metal, multiplied by price, divided by silver price). For 2023, silver equivalent production was calculated using prices of $22/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,700/oz gold. For comparative purposes, the calculated silver equivalent production for 2024 guidance at 2023 price assumptions would be 13.7 – 15.3 million ounces.
(2) See Non-GAAP Financial Performance Measures and reconciliations on slides 34-39.
(3) See Non-GAAP Financial Performance Measures and reconciliations on slides 34-39.
(4) In 2023, $13.5 million was capitalized as resource development drilling and $2.9 million was expensed as exploration expense. In 2024, $9 million is expected to be capitalized as resource development drilling and $9 million is expected to be expensed as exploration expense.

Slide 14: Organic Growth Opportunities
(1) Please refer to forward looking statements on slide 2 regarding potential conversion of inferred resources to indicated or measured.
(2) This table presents select drill results only received since the 2023 resource database cutoff date of June 30, 2024.

40

Endnotes

Slide 15: Increasing Exploration in 2024 in Los Gatos District

(1) Refer to Gatos Silver, Inc. press release dated July 23, 2024, for complete drill intercepts

Slide 16: Transformative Combination with First Majestic Silver

(1) Please refer to forward looking statements on slide 2 regarding potential conversion of inferred resources to indicated or measured.

Slide 19: CLG: A Tier 1 Silver Mine with Robust Exploration Upside

Source: Corporate disclosure

(1) Calculated as 2023 Ag production as a % of 2023 AgEq production
(2) Shown on a 100% basis

Slide 20: Santa Elena Silver-Gold Mine

Source: First Majestic corporate disclosure

Slide 21: San Dimas Silver-Gold Mine

Source: First Majestic corporate disclosure

Slide 22: La Encantada Silver Mine

Source: First Majestic corporate disclosure

Slide 23: Jerritt Canyon Gold Mine

Source: First Majestic corporate disclosure

Slide 27: People, Community and Environment Stewardship

(1) CLG's lost time injury frequency is shown as the incident rate per 200,000 hours worked. Comparable safety metrics for Mexico are sourced from "Camimex", the Mexican Mining Chamber considering underground operations for the most recent period available, which is 2022. Camimex reports the lost time injury frequency of 4.6 using the incident rate per 1 million hours worked, which has been converted to the incident rate shown of 0.92 per 200,000 hours worked for comparison purposes.
(2) The "Distinto ESR" award, or "Empresa Socialemente Responable" is awarded by Cemafi – Centro Mexicano para la Filantropia (the Mexican Centre of Philonthropy) and recognizes companies that are differentiated for their strong social responsibility practices considering environmental, social and governance.

Slide 28: CLG H1 2024 Operating Performance

(1) LGJV figures are shown on a 100% basis. Gatos Silver's ownership of the LGJV is 70%.
(2) See Non-GAAP Financial Performance Measures and reconciliations on slides 34-39.

Slide 29: CLG Cost Optimization

(1) See Non-GAAP Financial Performance Measures and reconciliations on slides 34-39.
(2) Peers include Hecla, Coeur, First Majestic, Fresnillo, and Endeavour Silver (SilverCrest and MAG are excluded as they were not in operation in 2021). CLG and Peer AISC is indexed to 100 for the year 2021. Peer AISC figures for 2023 are based on full-year 2023. Peer costs include both silver and gold operations to reflect the cost base of their operating portfolios. Where peers only report cash costs, sustaining capital has been included to calculate AISC.
(3) Source: Bank of Mexico, salary trends survey.

Slide 30: Robust Cash Flows at LGJV

(1) LGJV figures are shown on a 100% basis. Gatos Silver's ownership of the LGJV is 70%.
(2) See Non-GAAP Financial Performance Measures and reconciliations on slides 34-39.
(3) See breakdown of cash flows used by investing activities on slide 38.
(4) Distributions paid by the LGJV are shown on a 100% basis.

Slide 31: Strong Balance Sheet

(1) LGJV figures are shown on a 100% basis. Gatos Silver's ownership of the LGJV is 70%.

Slide 32: Capital Structure

(1) Source: S&P Capital IQ as of September 6, 2024. Most position dates are as of June 30, 2024 which are the latest 13F filings. "Other Insiders" include current directors and management.
(2) Index holdings are based on "Passive" investment orientation per S&P Capital IQ.
(3) Calculated as market capitalization as of September 4, 2024, less GSI cash and equivalents as of July 31, 2024 of $108.9 million.
(4) As of September 4, 2024. Fully diluted shares include all in-the-money and out-of-the-money stock options, deferred stock units and restricted stock units.
(5) As of September 5, 2024.

Slide 33: Silver Price Upside Potential

(1) Source: The Silver Institute & Metals Focus Ltd, "World Silver Survey 2024", published in 2024.
(2) Source: International Energy Agency, "Renewables 2023 Report", published in January 2024. Scenarios reflect the "Main Case" and "Accelerated Case" presented by the EIA for solar generation additions through 2028.
(3) Industrial use growth rates have averaged ~2% for the period 2018 – 2022. Considering silver demand growth needed for projected Accelerated Case solar installation additions, which would require an additional ~145 Moz / year by 2028, assuming 0.50 Moz / GW installed solar capacity, industrial use growth rates would average ~4% from 2023 through 2028. This assumes all other demand drivers are unchanged.

41